Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
ProCentury Corporation:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-114646) of ProCentury Corporation of our reports dated March 15, 2006 with respect to the consolidated balance sheets of ProCentury Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 and all related consolidated financial statement schedules (hereafter, financial statements), management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of ProCentury Corporation and to the reference to our firm under the heading “Selected Consolidated Financial Data” in the Form 10-K.
/s/ KPMG LLP
Columbus, Ohio
March 15, 2006